Exhibit 99.1

Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reports First Quarter Earnings

Easton, Maryland (04/25/2007)- Shore Bancshares, Inc. (NASDAQ - SHBI) reported net income of $3.4 million or $0.41 per diluted share for the first quarter of 2007, compared with $3.6 million or $0.43 per share for the first quarter of 2006.

“In a very challenging environment for all banks, we remain strategically focused on building relationships with individual households and small businesses throughout our markets on the Delmarva peninsula,” said W. Moorhead Vermilye, President and CEO of Shore Bancshares, Inc. "Our emphasis on cultivating these relationships continues to generate core loan and deposit growth, fee income and improved franchise value. Overall economic activity in our markets has been stable or growing over the past few quarters, although the real estate sector is clearly pacing slower.”

“The pay-off of several larger commercial loans had an impact on the level of our loans outstanding at quarter-end, but our loan pipeline and origination volume strengthened this quarter and we anticipate new growth in our portfolio. We experienced good growth in our transaction and demand deposit accounts, and even though rates paid are continuing to creep higher, we are working hard to contain the cost of our funding and further improve our deposit mix.”

“Our markets and operating environment remain highly competitive and challenging due to the persistent inverted yield curve, which is evident in the 33 basis-point decline in our net interest margin from quarter-end a year ago,” said Vermilye. “Importantly, however, we continue to manage with a longer-term perspective and believe that our ongoing investments in growth and expansion will produce above-average returns.”

The Company’s return on average assets for the quarter ended March 31, 2007 was 1.43%, compared to 1.67% for the quarter ended March 31, 2006. The return on average stockholders’ equity was 12.1% for the quarter ended March 31, 2007, compared to 13.7% for the same quarter last year.

At March 31, 2007, total assets were $960.3 million, total deposits were $778.4 million, and total stockholders’ equity was $113.4 million. The increase in total assets of $14.7 million since December 31, 2006 was related to growth in deposits and customer repurchase agreements, which were invested primarily in federal funds sold and interest bearing deposits. Loans declined $2.2 million during the first quarter of 2007 totaling $697.5 million at March 31, 2007. The decline in loans was the result of several large loan payoffs.

Financial Results for the Quarter
Net interest income for the first quarter of 2007 was $9.9 million, which represents an increase of 5.2 % over the $9.4 million earned during the same period last year. An increased volume of loans is the reason for the increase. Despite an increase in the yields of all categories of earning assets, the net interest margin declined from 4.80% in 2006 to 4.47% in 2007 as a result of the increased cost of funds. The rate paid for interest bearing deposits increased 97 basis points from 2.23% for the first quarter of 2006 to 3.2% for the same period of 2007. The market for deposits remains extremely competitive thus far in 2007 and higher rates is a primary factor in attracting customer deposits.

The provision for credit losses for the three-month periods ended March 31, 2007 and 2006 was $242,000 and $311,000, respectively. Net charge-offs were $36,000 and $130,000 for the three months ended March 31, 2007 and 2006, respectively. The decline in the provision for the first quarter of 2007 when compared to the same period last year reflects the current quality of the loan portfolio as well as a lack of growth during the period. Nonperforming assets declined $3.7 million since December 31, 2006 as a result of the payoff of one large nonaccrual loan. The Company did not incur any principal loss on the loan. Management believes that the provision for credit losses and the resulting allowance are adequate at March 31, 2007.

Noninterest income for the first quarter of 2007 declined $58,000 when compared to the first quarter of 2006. During the first quarter of 2007, income from service charges on deposit accounts declined $55,000 and insurance agency commissions declined $292,000. The decline in service charges is attributable primarily to a customer overdraft privilege program and the decrease in insurance agency commissions is attributable to contingency income from insurance companies which varies from year to year depending on a number of factors outside of the control of the Company. The Company received an unusually large amount of contingency income in 2006. Other noninterest income increased $289,000 relating to growth of the Company’s secondary market mortgage program operating as Wye Mortage Group and growth in revenue from the Company’s trust department operating as Wye Trust Services.

Noninterest expense for the first quarter of 2007 increased $801,000 when compared to the first quarter of 2006. The increase is primarily the result of increased salaries and benefits costs of $465,000. Increases in salary and benefit are the result of higher incentive compensation cost and increased staffing for expansion of the Wye Mortgage Group, two new bank branches opened since the first quarter of 2006, and the additional cost associated with segregating the CEO positions at Shore Bancshares and The Talbot Bank of Easton, Maryland, the Company’s largest subsidiary, and hiring a new CEO for The Talbot Bank in the third quarter of 2006. Other operating cost increases totaling $336,000 were related to overall growth of the Company.

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objections. Forward-looking statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the Risk Factors contained in the periodic reports that Shore Bancshares, Inc. files with the Securities and Exchange Commission.

For further information contact: W. Moorhead Vermilye, President and CEO

Financial Highlights
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,
	2007	2006	% Change
PROFITABILITY FOR THE PERIOD:
Net interest income	$9,905	$9,414	5.2%
Provision for loan and lease losses	242	311	-22.2%
Noninterest income	3,648	3,706	-1.6%
Noninterest expense	7,891	7,091	11.3%
Income before income taxes	5,420	5,718	-5.2%
Income tax expense	2,017	2,167	-6.9%
Net income	3,403	3,551	-4.2%
Return on average assets	1.43%	1.67%	-13.9%
Return on average equity	12.09%	13.70%	-11.8%
Net interest margin	4.47%	4.80%	-6.9%
Efficiency ratio - GAAP based	57.61%	53.41%	7.9%

PER SHARE DATA: (1)
Basic net income	$0.41	$0.43	-4.7%
Diluted net income	$0.41	$0.43	-4.7%
Dividends declared	$0.16	$0.14	14.3%
Book Value	$13.54	$12.45	8.8%
Tangible book value	$11.94	$10.80	10.5%
Average fully diluted shares	8,396,252	8,344,576	0.6%

AT PERIOD-END:
Assets	$960,350	$855,422	12.3%
Deposits	$778,359	$708,723	9.8%
Loans and leases	$697,466	$641,913	8.7%
Securities	$129,557	$123,270	5.1%
Stockholders' equity	$113,382	$104,125	8.9%

CAPITAL AND CREDIT QUALITY RATIOS:
Average equity to average assets	11.87%	12.16%
Allowance for loan and lease losses to loans and leases	0.93%	0.84%
Nonperforming assets to total assets	0.46%	0.12%
Annualized net (charge-offs) recoveries to average loan and leases	0.02%	0.08%

(1) All per share data has been adjusted to give retroactive effect of a 3 for 2 stock split in the form of a stock dividend declared on May 4, 2006.

Consolidated Balance Sheets
(Dollars in thousands)
	March 31,	March 31,	December 31,
	2007	2006	2006
ASSETS
Cash and due from banks	$16,334	$27,231	$26,511
Federal funds sold	51,394	21,908	19,622
Interest-bearing deposits with banks	29,423	5,501	33,540
Investments available-for-sale (at fair value)	115,595	108,391	116,275
Investments held-to-maturity	13,962	14,879	13,971

Total loans and leases	697,466	641,913	699,719
Less: allowance for loan and lease losses	(6,506)	(5,417)	(6,300)
Net loans and leases	690,960	636,496	693,419

Premises and equipment, net	15,897	15,560	15,974
Accrued interest receivable	5,083	4,109	4,892
Goodwill	11,939	11,939	11,939
Other intangible assets, net	1,486	1,821	1,569
Other assets	8,277	7,587	7,937

Total assets	$960,350	$855,422	$945,649

LIABILITIES
Noninterest-bearing deposits	103,780	110,748	109,962
Interest-bearing deposits	674,579	597,975	664,220

Total deposits	778,359	708,723	774,182

Short-term borrowings	32,815	27,281	26,524
Other long-term borrowings	27,000	9,000	27,000
Accrued interest payable and other liabilities	8,794	6,293	6,616

Total liabilities	846,968	751,297	834,322

STOCKHOLDER'S EQUITY
Common stock	84	56	84
Additional paid in capital	29,462	29,411	29,688
Retained earnings	84,341	76,025	82,279
Accumulated other comprehensive income	(505)	(1,367)	(724)
Total stockholder's equity	113,382	104,125	111,327

Total liabilities and stockholder's equity	$960,350	$855,422	$945,649

Consolidated Statements of Income
(Dollars in thousands, except per share data)
	Three Months Ended
	March 31,
	2007	2006
Interest Income:
Interest and fees on loans and leases	$13,624	$11,455
Interest on deposits with banks	338	171
Interest and dividends on securities:
Taxable	1,284	1,020
Exempt from federal income taxes	124	143
Interest on federal funds sold	520	276
Total interest income	15,890	13,065

Interest expense:
Interest on deposits	5,368	3,318
Interest on short-term borrowings	246	264
Interest on long-term borrowings	371	69

Total interest expense	5,985	3,651
Net interest income	9,905	9,414
Provision for loan and lease losses	242	311
Net interest income after provision for loan and lease losses	9,663	9,103

Noninterest income:
Securities gains (losses)	0	0
Service charges on deposit accounts	689	744
Insurance agency commissions	2,039	2,331
Other income	920	631
Total noninterest income	3,648	3,706
Noninterest expenses:
Salaries and employee benefits	4,933	4,468
Occupancy expense of premises	510	409
Equipment expenses	322	323
Data processing	432	377
Directors' fees	163	177
Amortization of intangible assets	83	84
Other expenses	1,448	1,253
Total noninterest expense	7,891	7,091

Income before income taxes	5,420	5,718
Income tax expense	2,017	2,167

Net income	$3,403	$3,551

Basic net income per share (1)	$0.41	$0.43
Diluted net income per share (1)	$0.41	$0.43
Dividends declared per share (1)	$0.16	$0.14

(1) All per share data has been adjusted to give retroactive effect of a 3 for 2 stock split in the form of a stock dividend declared on May 4, 2006.